Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development and

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 1st QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, June 5, 2008: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the first quarter ended April 30, 2008 declined approximately 8% to $249.8 million compared to $270.4 million for the prior year period.  Excluding the sales of the Blyth HomeScents International (BHI) North American mass channel candle business, divested in the first quarter of last year, first quarter Net Sales declined 1%.  International sales represented 41% of total sales in the first quarter this year and 32% last year, reflecting strong growth overall in PartyLite’s international markets, lower sales within PartyLite U.S. and the BHI divestiture.  Foreign exchange had a 5 percentage point favorable impact on first quarter Net Sales.

Operating Profit for the first quarter was $10.0 million this year versus $16.7 million last year, reflecting lower sales and profits within PartyLite U.S. and higher seasonal losses from most of Blyth’s Wholesale and Catalog/Internet businesses.  Net earnings for the quarter were $1.2 million compared to $11.7 million for the prior year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “The continued deterioration of the macroeconomic environment and its impact on consumer spending had an immediate and decisive impact on sales across Blyth’s U.S. businesses.  Moreover, cost increases for commodities such as wax and increased paper, postage and freight expenses made achieving our first quarter profit targets very challenging.”

Mr. Goergen continued, “Despite these obstacles, we are very pleased that PartyLite Europe continues to grow, with the French and Nordic markets being particular bright spots.  Moreover, our Sterno business turnaround is well under way, and they are on track to report a strong year.”

Diluted Earnings Per Share for the first quarter were $0.03 compared to $0.30 a year earlier.  The company recorded a charge of $5.2 million (pre-tax and after tax), or $0.14 per share, in the first quarter related to the write-off of its investment in RedEnvelope.  Also included in this year’s first quarter are costs associated with the relocation of the Elkin, North Carolina distribution center into the manufacturing facility.  Included in last year’s results were losses and charges related to BHI totaling $2.4 million pre-tax, equating to $1.5 million after tax or $0.04 per share.  Also included in last year’s first quarter was a pre-tax charge for PartyLite restructuring of $0.5 million, equating to $0.3 million after tax or $0.01 per share.  Excluding the aforementioned items, earnings per share would have been $0.18 this year and $0.34 last year.

A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

In the Direct Selling segment, first quarter net sales increased 5% to $168.7 million versus $160.2 million for the same period last year.  Sales increases in Europe and Canada more than offset a sales decline of 17% in PartyLite’s U.S. market.  Active independent sales Consultants (measured on a 60-day basis – please see paragraph below) now total over 28,000 in the U.S. versus over 30,000 in last year’s first quarter.  Management noted that the decline in active independent sales consultants slowed considerably during the first quarter due to an increase in new consultants joining PartyLite and that a sales lag is to be expected while new consultants establish their businesses.

In PartyLite Canada, sales decreased 7% in local currency during the quarter, which translated into 7% sales growth in U.S. Dollars, with active independent sales Consultants totaling more than 6,000 this year versus over 5,000 last year.  PartyLite Europe’s sales increased 4% in local currencies during the quarter, which translated into a sales growth of 19% in U.S. Dollars.  PartyLite’s European active independent sales Consultants increased to over 27,000 in this year’s first quarter versus over 25,000 in last year’s first quarter.

Management noted that it has updated its approach in calculating active independent sales Consultants and is now reflecting the number of Consultants who have placed an order within the past 60 days.  This change is in keeping with PartyLite’s promotional strategy, which is utilizing multi-month performance metrics in addition to monthly promotions with the intent to keep new Consultants engaged for a longer period and thus have success in establishing their business.  Prior year Consultant figures have also been updated to reflect the new calculation.

First quarter operating profit in the Direct Selling segment was $19.8 million versus $26.9 million in the same period last year and was driven by lower sales and higher promotional activity within PartyLite U.S.

In the Catalog & Internet segment, first quarter net sales decreased 8% to $36.7 million versus $39.9 million last year due to soft sales for certain of the Miles Kimball Company brands, as well as the impact of a first quarter Enterprise Resource Planning (ERP) system implementation that resulted in shipments being delayed into the second quarter.  First quarter operating loss in this segment was $4.0 million versus an operating loss of $2.2 million in the prior year.  The segment operating loss reflects increased postage and paper costs over the prior year, the impact of delayed sales associated with the ERP system implementation and the seasonality of the Miles Kimball Company.

In the Wholesale segment, first quarter net sales were $44.5 million versus $70.2 million for the prior year and reflect the inclusion of sales from the BHI North American mass channel candle business in last year’s first quarter. Excluding BHI, first quarter Wholesale segment Net Sales would have declined 14% versus the prior year, driven by lower sales of seasonal decorations as well as lower sales of home décor products.  First quarter operating loss in the Wholesale segment was $5.9 million compared to last year’s operating loss of $8.1 million. Excluding the effect of the aforementioned pre-tax charge of $0.2 million this year and pre-tax losses and charges of $2.4 million last year, this segment’s operating loss would have been $5.6 million this year and $5.7 million last year.  Gross margin improvements in foodservice were partially offset by the effect of the aforementioned sales decline in seasonal decorations, premium candles and home décor.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on June 5th at 3:00 pm EDT.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United

States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events), risks associated with legislation proposed by the Federal Trade Commission and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

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BLYTH, INC.

Consolidated Statements of Earnings (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2008	2007

Net sales	$249,848	$270,367
Cost of goods sold	110,417	128,663
Gross profit	139,431	141,704
Selling	98,674	93,649
Administrative and other	30,796	31,399
	129,470	125,048
Operating profit	9,961	16,656

Other expense (income)
Interest expense	2,423	3,721
Interest income	(1,312)	(1,989)
Foreign exchange and other	3,681	(548)
	4,792	1,184
Earnings before income taxes and minority interest	5,169	15,472
Income tax expense	3,980	3,713
Earnings before minority interest	1,189	11,759
Minority interest	29	27
Net earnings	$1,160	$11,732

Basic:
Net earnings per common share	$0.03	$0.30
Weighted average number of shares outstanding	36,276	39,313

Diluted:
Net earnings per common share	$0.03	$0.30
Weighted average number of shares outstanding	36,608	39,672

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2008	April 30, 2007
Assets
Cash and Cash Equivalents	$147,494	$125,217
Short Term Investments	15,022	126,300
Accounts Receivable, Net	37,551	45,986
Inventories	140,939	125,774
Property, Plant & Equipment, Net	140,132	154,370
Other Assets	168,550	204,210
	$649,688	$781,857

Liabilities and Stockholders’ Equity
Bank and Other Debt	$9,213	$14,190
Bond Debt	146,947	197,586
Other Liabilities	202,068	205,377
Stockholders’ Equity	291,460	364,704
	$649,688	$781,857

Blyth, Inc.

Supplemental Non-GAAP Earnings (Loss) Per Share Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Three Months Ended
	April 30, 2008		April 30, 2007
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$6,487	$0.18	$13,579	$0.34

Non-GAAP Adjustments:

BHI restructuring, loss from operations and loss on sale	(141)	(0.00)	(1,512)	(0.04)

PartyLite restructuring charges	—	—	(335)	(0.01)

Write-off of RedEnvelope investment	(5,186)	(0.14)	—	—

GAAP net earnings	$1,160	$0.03	$11,732	$0.30

This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.